Exhibit 8.1

ONE SHELL PLAZA	AUSTIN	LONDON
910 LOUISIANA	BEIJING	MOSCOW
HOUSTON, TEXAS	BRUSSELS	NEW YORK
77002-4995	DALLAS	PALO ALTO
	DUBAI	RIYADH
TEL +1 713.229.1234	HONG KONG	SAN FRANCISCO
FAX +1 713.229.1522	HOUSTON	WASHINGTON
BakerBotts.com

September 28, 2018

Kimbell Royalty Partners, LP

777 Taylor Street, Suite 810

Fort Worth, Texas 76102

Ladies and Gentlemen:

We have acted as counsel to Kimbell Royalty Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale by the Partnership of an aggregate of up to 3,000,000 common units representing limited partner interests in the Partnership  and up to an additional 450,000 common units pursuant to the underwriters’ option to purchase additional common units (the “Common Units”) pursuant to that certain Underwriting Agreement, dated as of September 27, 2018, by and among the Partnership, Kimbell Royalty GP, LLC, a Delaware limited liability company, Kimbell Royalty Operating, LLC, a Delaware limited liability company, and Credit Suisse Securities (USA), LLC and UBS Securities LLC, as representatives of the several underwriters named in Schedule I thereto.

We have also participated in the preparation of the prospectus supplement dated September 27, 2018 (the “Prospectus Supplement”), which together with the accompanying prospectus dated September 21, 2018 (the “Base Prospectus”) has been, or will be, filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  In connection therewith, we prepared the discussion (the “Discussion”) set forth under the caption “Material United States Federal Income Tax Consequences” in the Prospectus Supplement.

This opinion is based upon the factual representations of the Partnership concerning its business, properties and governing documents as set forth in the Prospectus Supplement and certain other filings made by the Partnership with the Commission and the Partnership’s responses to our examinations and inquiries.

In our capacity as counsel to the Partnership, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, partnership records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or representations.

We hereby confirm that all statements of legal conclusions contained in the Discussion constitute the opinion of Baker Botts L.L.P. with respect to the matters set forth therein as of the date hereof, subject to the assumptions, qualifications and limitations set forth therein. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Prospectus Supplement, may affect the conclusions stated herein.

No opinion is expressed as to any matter not discussed in the Discussion. We are opining herein only as to the federal income tax matters described above, and we express no opinion with respect to the applicability to, or the effect on, any transaction of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

We did not participate in the preparation of the registration statement on Form S-3 (File No. 333-226425), as amended (the “Registration Statement”), as filed by the Partnership with the Commission under the Securities Act, or the Base Prospectus.  We express no view as to the discussion set forth under the caption “Material United States Federal Income Tax Consequences” in the Base Prospectus, which is entirely superseded by the Discussion.

This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Prospectus Supplement. This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent, except that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law, including those who purchase Common Units in the offering.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Partnership’s Current Report on Form 8-K dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

The opinion expressed herein is given as of the date hereof and we undertake no obligations to supplement this opinion if any applicable law changes after such date or if we become aware of any facts that might change the opinion expressed herein after such date or for any other reason.

Very truly yours,

/s/ Baker Botts L.L.P.